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                                                                    Exhibit 99.1



                                   Contact: Arnold Agbayani
                                            Senior Vice President, Finance & CFO
                                            IXYS Corporation
                                            3540 Bassett Street
                                            Santa Clara, California  95054
                                            Tel: (408) 982-0700


IXYS INCREASES REVENUE GUIDANCE FOR THE DECEMBER QUARTER

SANTA CLARA, CALIF. January 13, 2004 -- IXYS Corporation (NASDAQ:SYXI), a leader in power semiconductors and ICs for power control and telecommunications applications, today released revenue guidance that is significantly higher than the previously issued guidance. Revenues for the quarter ended December 31, 2003 are estimated to be about $50 million. These revenues would result in another record revenue quarter, would be significantly higher than the guidance previously issued and would be about 17% sequentially higher than the revenues of $42.9 million in the September 2003 quarter, and about 41% higher than the revenues of the December 2002 quarter.

Book-to-bill ratio for the December 2003 quarter is expected to be about 1.05 with backlog expected to be about $60 million which would be a record backlog and would be about 30% higher than the backlog of $46.4 million in the December 2002 quarter.

The higher December 2003 quarter revenues were caused by improved turns business (orders received and shipped in the same period) and substantial growth in the consumer market, where very competitive prices result in significantly lower gross profit percentages.

IXYS is implementing changes to lower its costs in manufacturing products for the consumer market in the expectation of improving its gross margins and its competitive edge; however, these changes have not yet taken full effect and the benefits expected from these are not yet evident. IXYS, therefore, remains cautious and does not comment on its expected earnings result for the December 2003 quarter. More details will be discussed in the IXYS quarterly earnings release and conference call that is scheduled towards the end of the month.

IXYS develops and markets primarily high performance power semiconductor and control ICs that are used in controlling and converting electrical power efficiently in power systems for telecommunication infrastructure, motor drives, medical systems and transportation. IXYS also serves emerging markets with a combination of digital and analog integrated circuits to control flat panel displays, medical instruments and telecommunications products.

Safe Harbor Statement
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The foregoing press release contains forward-looking statements. Forward-looking statements include those regarding our estimations and expectations about our financial results, book-to-bill ratio and backlog for our third fiscal quarter ending December 31, 2003, and changes relating to lowering our manufacturing costs and the effects and benefits from these changes. Actual results may vary materially from those contained in the forward-looking statements. Further information on other risks that could affect IXYS is detailed and included in IXYS' 10-K for the fiscal year ended March 31, 2003, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

Additional information about IXYS may be obtained by visiting IXYS' website at http://www.ixys.com, or by contacting IXYS directly.